Exhibit 99.1
news release
QLT ANNOUNCES FIRST QUARTER RESULTS FOR 2009

For Immediate Release	April 28, 2009
VANCOUVER, CANADA—QLT Inc. (NASDAQ: QLTI; TSX: QLT) (“QLT” or the “Company”) today reported financial results for the first quarter ended March 31, 2009. Unless specified otherwise, all amounts are in U.S. dollars and in accordance with U.S. GAAP.
“We are pleased to report another quarter of profitability, driven by our revenue streams from Visudyne® and Eligard®,” said Bob Butchofsky, President and Chief Executive Officer of QLT. “Our main driver this year however, continues to be our ophthalmology-focused clinical programs and we look forward to sharing the results from our on-going Phase II punctal plug program in the third quarter. In addition, in the second quarter we are anticipating 12-month results from our RADICAL Visudyne combination study and the Novartis-sponsored MONTBLANC Visudyne combination study, which could help drive Visudyne usage.”
2009 FIRST QUARTER FINANCIAL RESULTS
Worldwide Product Sales
Visudyne sales for the first quarter were $27.8 million, a decrease of 23.9% from sales in the first quarter of 2008. Sales in the U.S. were $8.7 million, down 6.1% from the prior-year first quarter, while sales outside the U.S. were $19.0 million, down 30.0% from the prior year. The drop in Visudyne sales was primarily due to the approval and reimbursement in Europe of alternative therapeutics for age-related macular degeneration.
Worldwide Eligard sales in the first quarter were $58.6 million, an increase of 16.4% over the first quarter of 2008. U.S. sales of $21.1 million were up 8.2% from last year’s first quarter, while sales outside the U.S. increased 21.5% to $37.4 million.
QLT Revenues
For the first quarter, total revenue of $30.1 million was up 12.7% from the first quarter of 2008 due to the increase in revenue related to Eligard. Revenue from Visudyne was $11.8 million in the quarter, down only 1.1% from the prior-year first quarter despite the 23.9% drop in Visudyne sales, as QLT’s share of profit from Visudyne sales was 30.3% compared to 21.5% a year ago. The increase in profitability resulted because the reduction in Visudyne marketing and distribution expenses was greater than the drop in top-line product sales. Revenue related to Eligard (royalty and product revenue combined) was $17.9 million, up 24.5% from the first quarter of 2008.
QLT Expenses
For the first quarter of 2009, Research and Development (R&D) expense was $5.9 million compared to $8.0 million in the same period of 2008, while Selling General and Administrative (SG&A) expense was $5.2 million, down from $7.2 million last year. Combined, spending of $11.1 million was down 27.1% from last year as operating savings realized from the restructuring and streamlining efforts initiated in the first quarter of 2008 more than offset higher spending related to our punctal plug program.

Operating Income / Loss
Operating income for the first quarter was $5.5 million, compared to an operating loss of $8.9 million in the prior-year first quarter. Last year’s first quarter loss was driven by a $7.6 million restructuring charge. Excluding that charge, there was still a significant improvement in operating income year-over-year, driven by lower operating expenses and higher revenue related to Eligard.
Earnings Per Share (EPS) / Loss Per Share
EPS of $0.02 in the first quarter compared to a loss per share of $0.14 in the prior-year quarter. The improvement was driven by the restructuring charge in last year’s loss, as well as lower operating expenses and higher revenue related to Eligard in the first quarter this year. The effective tax rate for the quarter was high, and is expected to remain high throughout the year, since we are providing a valuation allowance against the tax benefit of punctal plug development expenditures. The effective tax rate also includes a provision for income taxes on the earnings of our QLT USA subsidiary, even though on a cash basis loss carryforwards are expected to be available to offset a portion of its taxable income.
In the first quarter, non-GAAP EPS was $0.02, as licensing and milestone revenue, stock compensation expense, litigation charges, a restructuring adjustment, and interest income related to a tax refund were backed out of GAAP EPS. The full reconciliation of GAAP to non-GAAP EPS for the first quarter is provided in Exhibit 1.
Cash and Short-Term Investments
The Company’s consolidated cash balance at March 31, 2009 consisted of $130.1 million of cash and cash equivalents and $124.8 million of restricted cash. The restricted cash balance related to the bond posted to stay the execution of the July 17, 2007 judgment in the Massachusetts Eye and Ear Infirmary (“MEEI”) litigation. Subsequent to quarter-end, we completed payment of the judgment liability to MEEI, totaling $127.1 million, which was funded from restricted cash plus $2.2 million of cash and cash equivalents.
RECENT COMPANY ANNOUNCEMENTS
* Announced the results from a Phase Ia trial of QLT091001 in healthy adult volunteers. The trial demonstrated the drug is safe and well-tolerated and achieved its primary goal of estimating an appropriate dose for studies in patients. QLT091001 is an orally administered synthetic retinoid replacement for 11-cis-retinal and is being developed for the potential treatment of Leber’s Congenital Amaurosis (LCA), an inherited progressive retinal degenerative disease that leads to retinal dysfunction and visual impairment beginning at birth.
* Announced the appointment of Ms. Kathryn Falberg to the Company’s board of directors and audit committee, effective March 25, 2009. Her appointment brings the board membership to seven directors who will all stand for re-election at the Annual General Meeting of Shareholders on May 5, 2009.
* Announced that the United States Court of Appeals for the First Circuit (the “Court of Appeals”) denied our Petition for Panel Rehearing and Rehearing En Banc (“QLT Petition”) of the January 12, 2009 Court of Appeals decision in our litigation with MEEI. The QLT Petition was filed on January 26, 2009. The January 12, 2009 Court of Appeals decision upheld the liability and damages aspect of the 2007 judgment of the United States District Court for the District of Massachusetts in the lawsuit brought against us by MEEI.

* Announced that QLT was the defendant in a lawsuit filed by Massachusetts General Hospital (MGH) in Massachusetts state court. MGH alleges that it entered into a written agreement with QLT that requires QLT to pay MGH the same royalties that it pays MEEI on sales of Visudyne, as determined by the District Court and affirmed by the Court of Appeals.
* Announced the final results of a modified Dutch Auction tender offer whereby QLT accepted for purchase and cancellation 20,000,000 of its common shares at a price of $2.50 per share, for a total cost of $50.0 million.
Conference call information
QLT Inc. will hold an investor conference call to discuss first quarter 2009 results on Tuesday, April 28, 2009 at 8:30 a.m. ET (5:30 a.m. PT). The call will be broadcast live via the Internet at www.qltinc.com. To participate on the call, please dial 1-800-319-4610 (North America) or 604-638-5340 (International) before 8:30 a.m. ET. A replay of the call will be available via the Internet and also via telephone at 1-800-319-6413 (North America) or 604-638-9010 (International), access code 7157, followed by the “#” sign.
About QLT
QLT Inc. is a global biopharmaceutical company dedicated to the discovery, development and commercialization of innovative therapies. Our research and development efforts are focused on pharmaceutical products in the field of ophthalmology. In addition, we utilize three unique technology platforms, photodynamic therapy, Atrigel® and punctal plugs with drugs, to create products such as Visudyne® and Eligard® and future product opportunities. For more information, visit our web site at www.qltinc.com.

QLT Inc.—Financial Highlights
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended
	March 31,
(In thousands of United States dollars, except per share information)	2009	2008
(Unaudited)
Revenues
Net product revenue	$20,817	$20,016
Royalties	8,907	6,301
Licensing, milestones and other	367	377

	$30,091	$26,694

Costs and expenses
Cost of sales (1)	12,998	11,757
Research and development	5,886	8,048
Selling, general and administrative	5,202	7,164
Depreciation	344	1,022
Litigation	334	—
Restructuring	(123)	7,599

	24,641	35,589

Operating income (loss)	5,450	(8,895)

Investment and other income (expense)
Net foreign exchange gains	49	254
Interest income	1,377	2,318
Interest expense	(1,503)	(3,028)
Other	64	153

	(13)	(303)

Income (loss) from continuing operations before income taxes	5,437	(9,198)

Recovery of (provision for) income taxes	(4,136)	164

Income (loss) from continuing operations	1,301	(9,034)

Loss from discontinued operations, net of income taxes	—	(1,437)

Net income (loss)	$1,301	$(10,471)

Basic net income (loss) per common share
Continuing operations	$0.02	$(0.12)
Discontinued operations	—	(0.02)

Net income (loss)	$0.02	$(0.14)

Diluted net income (loss) per common share
Continuing operations	$0.02	$(0.12)
Discontinued operations	—	(0.02)

Net income (loss)	$0.02	$(0.14)

Weighted average number of common shares outstanding (in thousands)
Basic	61,287	74,620
Diluted	61,287	74,620

(1)	Includes amount accrued on Visudyne sales pursuant to judgment rendered in the MEEI litigation.

QLT Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In accordance with United States generally accepted accounting principles)

	March 31,	December 31,
(In thousands of United States dollars)	2009	2008
(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$130,149	$165,395
Restricted cash	124,847	124,578
Accounts receivable	24,634	31,096
Income taxes receivable	47,009	50,899
Inventories	9,105	11,633
Current portion of deferred income tax assets	7,683	9,835
Other	8,581	11,144

	352,008	404,580

Property, plant and equipment	2,753	3,184
Deferred income tax assets	29,319	30,216
Goodwill	23,145	23,145
Mortgage receivable	9,525	9,834
Long-term inventories and other assets	21,574	20,799

	$438,324	$491,758

LIABILITIES
Current liabilities
Accounts payable	$8,701	$9,115
Accrued restructuring charge	177	726
Accrued liabilities	129,804	129,512
Current portion of deferred revenue	5,245	5,673

	143,927	145,026

Uncertain tax position liabilities	1,815	2,033
Deferred revenue	1,102	1,469

	146,844	148,528

SHAREHOLDERS’ EQUITY
Common shares	514,009	702,221
Additional paid-in capital	267,906	123,367
Accumulated deficit	(578,263)	(579,564)
Accumulated other comprehensive income	87,828	97,206

	291,480	343,230

	$438,324	$491,758

As at March 31, 2009, there were 54,620,328 issued and outstanding common shares and 5,103,929 outstanding stock options.

QLT Inc.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
2009 First Quarter Reconciliation of GAAP Earnings to
Adjusted Non-GAAP Earnings	Exhibit 1

	Three months ended			Three months ended
	March 31, 2009			March 31, 2009
(In millions of United States dollars, except per share information)	GAAP	Adjustments		Non-GAAP(1)
(Unaudited)
Revenues
Net product revenue	$20.8	$—		$20.8
Royalties	8.9	—		8.9
Licensing, milestones and other	0.4	(0.4)	(a)	—

	30.1	(0.4)		29.7

Cost and expenses
Cost of sales	(13.0)	0.0	(b)	(13.0)
Research and development	(5.9)	0.2	(b)	(5.7)
Selling, general and administrative	(5.2)	0.3	(b)	(4.9)
Depreciation	(0.3)	—		(0.3)
Litigation	(0.3)	0.3	(c)	—
Restructuring	0.1	(0.1)	(d)	—

	(24.6)	0.8		(23.9)

Operating income	5.5	0.4		5.8

Investment and other income (expense)
Net foreign exchange gains	0.1	—		0.1
Interest income	1.4	(0.7)	(e)	0.7
Interest expense	(1.5)	—		(1.5)
Other	0.1	—		0.1

	(0.0)	(0.7)		(0.7)

Income from continuing operations before income taxes	5.4	(0.3)		5.1
Recovery of (provision for) income taxes	(4.1)	0.2	(f)	(3.9)

Income from continuing operations	1.3	(0.1)		1.2

Income from discontinued operations, net of income taxes	—	—		—

Net income	$1.3	$(0.1)		$1.2

Basic net income per common share:
Continuing operations	$0.02			$0.02
Discontinued operations	—			—

Net income	$0.02			$0.02

Diluted net income per common share:
Continuing operations	$0.02			$0.02
Discontinued operations	—			—

Net income	$0.02			$0.02

Weighted average number of common shares outstanding (in millions)
Basic	61.3			61.3
Diluted	61.3			61.3
Adjustments:

(a)	Remove licensing and milestone revenue.

(b)	Remove stock-based compensation.

(c)	Remove litigation expense.

(d)	Remove restructuring adjustment.

(e)	Remove interest income related to income tax refund.

(f)	Remove income tax impact of the above adjustments.

(1)
The adjusted non-GAAP financial measures have no standardized meaning under GAAP and are not comparable between companies. Management believes that the adjusted non-GAAP financial measures are useful for the purpose of financial analysis. Management uses these measures internally to evaluate the Company’s operating performance before items that are considered by management to be outside of the Company’s core operating results.

A full explanation of how QLT determines and recognizes revenue resulting from Visudyne sales is contained in the financial statements contained in the periodic reports on Forms 10-Q and 10-K, under the heading “Significant Accounting Policies — Revenue Recognition.” Visudyne sales are product sales by Novartis under its agreement with QLT.
QLT Inc. Media Contact:
Vancouver, Canada
Karen Peterson
Telephone: 604-707-7000 or 1-800-663-5486
Fax: 604-707-7001
The Trout Group Investor Relations Contact:
New York, USA
Christine Yang
Telephone: 646-378-2929
or
Marcy Strickler
Telephone: 646-378-2927
QLT Plug Delivery, Inc. is a wholly-owned subsidiary of QLT Inc.
Atrigel is a registered trademark of QLT USA, Inc.
Visudyne is a registered trademark of Novartis AG.
Eligard is a registered trademark of Sanofi-aventis.
QLT Inc. is listed on The NASDAQ Stock Market under the trading symbol “QLTI” and on The Toronto Stock Exchange under the trading symbol “QLT.”
Certain statements in this press release constitute “forward looking statements” of QLT within the meaning of the Private Securities Litigation Reform Act of 1995 and constitute “forward looking information” within the meaning of applicable Canadian securities laws. Forward looking statements include, but are not limited to: our expectations for the development of our punctal plug platform; our expectations for timing to receive results from our on-going Phase II punctal plug study; our expectations for timing to receive results relating to our Visudyne RADICAL combination study and the Novartis sponsored MONTBLANC Visudyne combination study; our expectation that positive data from the combination studies could help drive Visudyne sales; and statements which contain language such as: “assuming,” “prospects,” “future,” “projects,” “believes,” “expects” and “outlook.” Forward-looking statements are predictions only which involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those expressed in such statements. Many such risks, uncertainties and other factors are taken into account as part of our assumptions underlying these forward-looking statements and include, among others, the following: the Company’s future operating results are uncertain and likely to fluctuate; uncertainties relating to the timing and results of the clinical development and commercialization of our products and technologies (including Visudyne and our punctal plug technology) and the associated costs of these programs; the timing, expense and uncertainty associated with the regulatory approval process for products; uncertainties regarding the impact of competitive products and pricing; risks and uncertainties associated with the safety and effectiveness of our technology; risks and uncertainties related to the scope, validity, and enforceability of our intellectual property rights and the impact of patents and other intellectual property of third parties; and general economic conditions and other factors described in detail in QLT’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. Forward looking statements are based on the current expectations of QLT and QLT does not assume any obligation to update such information to reflect later events or developments except as required by law.